Exhibit 99.1

[Nurix Logo]
Nurix Therapeutics Appoints Accomplished Biopharmaceutical Leader Roger Dansey, M.D., to Its Board of Directors

Dr. Dansey, formerly of Pfizer and Seagen, strengthens the Board’s research, drug development and commercialization expertise

SAN FRANCISCO, November 10, 2025 (GLOBE NEWSWIRE) — Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines in oncology and autoimmune diseases, today announced the appointment of Roger Dansey, M.D., to its board of directors. Dr. Dansey, who previously served as Chief Development Officer and Chief Oncology Officer of Pfizer Oncology and as Chief Medical Officer and interim Chief Executive Officer of Seagen Inc., has had a distinguished career in hematology and oncology and over two decades of leadership experience in drug development and commercialization.

“Roger is one of the leading experts in oncology research, and a key contributor to the clinical development and subsequent approvals of multiple breakthrough cancer medicines,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “I am honored to welcome Roger to our board of directors, and I look forward to his guidance and leadership as we accelerate the implementation of pivotal trials for our lead asset, bexobrutideg, in chronic lymphocytic leukemia, and explore the use of protein degradation in autoimmune diseases.”

“Nurix is pioneering a transformative approach to drug discovery through targeted protein degradation, with the potential to fundamentally change how we treat not only cancer but also autoimmune disease,” said Dr. Dansey. “I learned of Nurix’s breakthrough science of targeted protein degradation during my tenure at Seagen as we sought to create the next generation of antibody drug conjugates, which became our degrader antibody conjugate, or DAC program, now a significant drug discovery initiative in the field. I am excited to join the board at this pivotal stage in Nurix’s growth and to contribute to its mission of delivering breakthrough therapies to patients in need.”

Dr. Dansey served as the Chief Development Officer and Chief Oncology Officer of Pfizer Oncology from January 2024 until his retirement in March 2025. He served as President, Research and Development of Seagen from November 2022 until Pfizer’s acquisition of Seagen in December 2023. Dr. Dansey was interim Chief Executive Officer of Seagen from May 2022 until November 2022 and served as Chief Medical Officer at Seagen from May 2018 until May 2022. Earlier in his career, Dr. Dansey held senior clinical development leadership positions including Therapeutic Area Head for Late-Stage Oncology at Merck & Co., Inc., where he was responsible for registration efforts for Keytruda (pembrolizumab) across multiple tumor types, Vice President of Oncology Clinical Research at Gilead Sciences and the Global Development Lead for Xgeva (denosumab) at Amgen. Before joining industry, Dr. Dansey was an associate professor of hematology and oncology at the Karmanos Cancer Institute in Detroit. Dr. Dansey currently serves on the boards of directors of Bicycle Therapeutics plc, Inovio Pharmaceuticals, Inc., MycRX Pharma, Ottimo Pharma Ltd and Shasqi Inc. Dr. Dansey holds an M.D. from the University of Witwatersrand, Johannesburg, South Africa.

About Nurix Therapeutics, Inc.
Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines, the next frontier in innovative drug design aimed at improving treatment options for patients with cancer and autoimmune diseases. Nurix’s wholly owned, clinical stage pipeline includes degraders of Bruton’s tyrosine kinase (BTK), a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B (CBL-B), an E3 ligase that regulates activation of multiple immune cell types including T cells and NK cells. Nurix also is advancing multiple potentially first-in-class or best-in-class degraders and degrader antibody conjugates (DACs) in its preclinical pipeline. Nurix’s partnered drug discovery pipeline consists of a preclinical stage degrader of STAT6, a clinical stage degrader of IRAK4 in collaboration with Gilead, as well as multiple additional programs under collaboration agreements with Gilead Sciences, Inc., Sanofi S.A. and Pfizer Inc., within which Nurix retains certain options for co-development, co-commercialization and profit sharing in the United States for multiple drug candidates. Powered by a fully AI-integrated discovery engine capable of tackling any protein class, and coupled with unparalleled ligase expertise, Nurix’s dedicated team has built a formidable advantage in translating the science of targeted protein degradation into clinical advancements. Nurix aims to establish degrader-based treatments at the forefront of patient care, writing medicine’s next chapter with a new script to outmatch disease. Nurix is headquartered in San Francisco, California. For additional information visit http://www.nurixtx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that do not describe historical facts, including, but not limited to, statements regarding the expected contributions Dr. Dansey will bring to Nurix and Nurix’s plans for the development of its pipeline, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks described under the heading “Risk Factors” in Nurix’s Quarterly Report on Form 10-Q for the period ended August 31, 2025, and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect Nurix’s business and results of operations, which could, in turn, have a significant and adverse impact on Nurix’s stock price. Nurix cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Nurix undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contacts:
Investors
Kris Fortner
Nurix Therapeutics, Inc.
ir@nurixtx.com

Elizabeth Wolffe, Ph.D.
Wheelhouse Life Science Advisors
lwolffe@wheelhouselsa.com

Media
Aljanae Reynolds
Wheelhouse Life Science Advisors
areynolds@wheelhouselsa.com
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